MEADOWBROOK INSURANCE GROUP, INC.
(NYSE – MIG)

CONTACT:	Karen M. Spaun	Holly Moltane
	Chief Financial Officer	Director of External Financial Reporting
	(248) 204-8178	(248) 204-8590

MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES RATING UPGRADE FROM A.M. BEST COMPANY TO
“A-” (EXCELLENT)
SOUTHFIELD, MICHIGAN
April 3, 2007
Meadowbrook Insurance Group, Inc. (NYSE: MIG) announced today that A.M. Best Company raised the financial strength rating of Meadowbrook Insurance Group and its subsidiary insurance carriers to “A-” (Excellent), from “B++” (Very Good).
President and Chief Executive Officer of Meadowbrook Insurance Group, Robert S. Cubbin, stated: “We are very pleased with this rating upgrade from A.M. Best Company. This decision validates our commitment to create value through excellent underwriting and consistent operating performance. With our “A-” rating, we are well-positioned to attract additional solid underwriting prospects from new and existing insurance programs and should realize significant cost savings going forward.”
In its news release, A.M. Best stated: “These rating actions reflect Meadowbrook’s continued underwriting and operating improvements, solid capitalization and management’s expertise in the alternative risk market. The ratings recognize the significant improvement in earnings during the past three years that has steadily improved capitalization.”
Mr. Cubbin further commented, “On behalf of our Board of Directors, executive team and our associates, we are grateful to our agents and policyholders for their loyalty. We thank them for their belief in Meadowbrook, our people, and our business model. This upgrade is recognition of the strength of our team and our ability to deliver consistently excellent operating results in our specialty program business niche.”
About Meadowbrook Insurance Group
A leader in the alternative risk market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, brokers, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company’s most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.